EXHIBIT 99.1

Investor Contact:

David K. Waldman/ Jody Burfening

Lippert/Heilshorn & Associates

212-838-3777

dwaldman@lhai.com

Louis Libin Joins i2Telecom International Board of Directors

Former Chief Technology Officer for NBC Expands Board to Six Members

ATLANTA, GEORGIA – December 22, 2004 - i2Telecom International, Inc. (OTCBB: ITUI), an emerging leader in voice/data communications technology for the Internet, including Voice over Internet Protocol (VoIP) services, today announced that it has appointed Louis Libin to its board of directors, increasing the number of board members to six.

Mr. Libin, age 46, is the founder, president and chief executive officer of Broad Comm, Inc., a consulting group specializing in technology and telecommunications. His clients at Broad Comm have included General Electric, ABC, NBC, CBS, Turner Broadcasting, CNN, Thomson, and the International Olympic Committee. Before founding Broad Comm in 1996, Mr. Libin was director of engineering, and chief technology officer for NBC (1983-1996), and he previously held senior management position with the Unisys Corporation. He was also a founder of an interactive television company; and a public safety technology software company.

Mr. Libin has represented the United States on satellite and transmission issues at the International Telecommunications Union (ITU) and the telecommunications arm of the United Nations, and he has served as a member of the FCC Advisory Committee on Spectrum scenarios. He chaired the communications committees for both the Republican and Democratic Presidential Conventions in 2004 and directed all communications for the 1996 Atlanta Summer Olympics and the 2002 Winter Olympics in Salt Lake City. Mr. Libin was responsible for the relationships, the business and technical specifications, and the implementation of the first “Solar Net Villages” in Central America, which brought wireless broadband Internet access to rural communities in Honduras, El Salvador and Nicaragua.

“We are delighted that Mr. Libin has agreed to join our board as an independent director,” stated Paul Arena, chairman and chief executive officer of i2Telecom International, Inc. “As the former chief technology officer for NBC, overseeing NBC’s and General Electric’s wireless licensing, Louis’ extensive business and technology expertise in the telecommunications and broadband industries, as well as his extensive industry contacts, should contribute greatly to the success of i2Telecom’s global growth strategy.”

About i2Telecom International, Inc.

i2Telecom International, Inc. (OTCBB: ITUI) is a low-cost telecommunications service provider employing next generation Voice over Internet Protocol (“VoIP”) technology with operations based in Atlanta, Georgia; Redwood City, California; and Beijing, China. The Company controls its own proprietary technology and outsources its production and service functions to strategic partners. i2Telecom International provides microgateway adapters (InternetTalker™, Morpheus Voicebox™, EVoIP-4310™, VoiceStick™), VoIP long distance and other enhanced communication services to subscribers, and its proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. i2Telecom International’s revenue model is multi-faceted and includes prepaid revenue from the sale of its integrated access devices, recurring monthly subscriptions, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com.

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